Exhibit 10.4
STOCK PURCHASE AGREEMENT
DATED AS OF MAY 1, 2006
BY AND AMONG
COMSTOCK HOMEBUILDING COMPANIES, INC.
CAPITOL HOMES, INC.,
AND
EACH OF THE SELLING SHAREHOLDERS IDENTIFIED HEREIN

TABLE OF CONTENTS[TO BE REVISED]

Page

ARTICLE I DEFINITIONS	1
1.1 Definitions	1
1.2 Other Defined Terms	8
1.3 Accounting Principles	8
1.4 Construction	8

ARTICLE II PURCHASE AND SALE OF SHARES	8
2.1 The Acquisition	8
2.2 Purchase Price	9
2.3 Time and Place of Closing	11

ARTICLE III REPRESENTATIONS AND WARRANTIES	15
3.1 General Statement	15
3.2 Representations and Warranties of Purchaser	15
3.3 Representations and Warranties of the Company and Sellers	16

ARTICLE IV [Reserved]	30

ARTICLE V CONDITIONS TO CLOSING	30
5.1 Conditions to the Company’s and Sellers’ Obligations	30
5.2 Conditions to Purchaser’s Obligations	31

ARTICLE VI CLOSING	32
6.1 Form of Documents	32
6.2 Purchaser’s Deliveries	32
6.3 Company’s and Sellers’ Deliveries	33

ARTICLE VII POST-CLOSING AGREEMENTS	34
7.1 Post-Closing Agreements	34
7.2 Inspection of Records	34
7.3 Use of Trademarks	35
7.4 Payments of Accounts Receivable	35
7.5 Third Party Claims	35
7.6 Further Assurances	35

ARTICLE VIII OTHER AGREEMENTS	38
8.1 Confidentiality	38
8.2 Publicity	38
8.3 Certain Tax Matters	38
8.4 Employee Matters	39
8.5 Personal Guarantees	36
8.6 Entry into Further Agreements	36

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Page
ARTICLE IX INDEMNIFICATION	40
9.1 The Company’s and Sellers’ Indemnification Obligations	40
9.2 Purchaser’s Indemnification Obligations	40
9.3 Cooperation	40
9.4 Third Party Claims	41
9.5 No Contribution	42
9.6 Survival of Representations and Warranties; Limitations	40
9.7 Set-off	43

ARTICLE X MISCELLANEOUS	44
10.1 Notices	44
10.2 Expenses; Transfer Taxes	45
10.3 Entire Agreement	45
10.4 Non-Waiver	45
10.5 Counterparts	45
10.6 Severability	46
10.7 Applicable Law	46
10.8 Binding Effect; Benefit	46
10.9 Assignability	46
10.10 Rule of Construction	46
10.11 Waiver of Trial by Jury	46
10.12 Consent to Jurisdiction	47
10.13 Amendments	47
10.14 Headings	47

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DISCLOSURE SCHEDULE

Schedule 2.2.1(b)	Assumed Institutional Debt

Schedule 2.2.1(c)	Assumed Shareholder Debt

Schedule 2.2.1	Percentage Allocation

Schedule 3.3.5	Consents

Schedule 3.3.7	Conflicts under Contracts

Schedule 3.3.8	Subsidiaries and Affiliates

Schedule 3.3.9	Directors and Officers

Schedule 3.3.11	Capitalization/Ownership of Shares

Schedule 3.3.12	Financial Statements

Schedule 3.3.14	Liabilities; Accounts Payable

Schedule 3.3.16	Assets

Schedule 3.3.17	Accounts Receivable

Schedule 3.3.18	Insurance

Schedule 3.3.19	Bank Accounts

Schedule 3.3.20	Taxes

Schedule 3.3.21	Contracts

Schedule 3.3.23	Suppliers

Schedule 3.3.24	Related Party Transactions

Schedule 3.3.25	Permits

Schedule 3.3.26	Benefit Plans

Schedule 3.3.27	Employee Relations

Schedule 3.3.28	Litigation and Claims

Schedule 3.3.29	Decrees, Orders and Arbitration Awards

Schedule 3.3.31	Environmental Matters

Schedule 3.3.32(a)	Real Property

Schedule 3.3.32(e)	Leased Real Estate

Schedule 3.3.33	Intellectual Property

Schedule 3.3.34	Product Liability

Schedule 8.5	Personal Guarantees

iii

EXHIBITS

Exhibit A	—	Form of Employment Agreement
Exhibit B	—	Form of Noncompetition Agreement
Exhibit C	—	Form of Land Purchase Agreement
Exhibit D	—	Form of Escrow Agreement
Exhibit E	—	Form of Seller Release
Exhibit F	—	Form of Legal Opinion

i

STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of May 1, 2006, by and among COMSTOCK HOMEBUILDING COMPANIES, INC., a Delaware corporation (“Purchaser”), CAPITOL HOMES, INC., a North Carolina corporation (the “Company”), and each of the following individuals who are all of the shareholders of the Company on the date hereof, owning in the aggregate 100 shares (the “Shares”) of the Company’s common stock, without par value (the “Common Stock”), which Shares constitute all of the issued and outstanding capital stock of the Company: RICHARD WEALE, GLENN HARTMAN, and PABLO REITER (each a “Seller” and collectively, the “Sellers”).
RECITALS
     Purchaser’s primary business is residential homebuilding in the Washington, D.C., Atlanta, Georgia and Raleigh, North Carolina metropolitan areas. The Company is similarly engaged in the business of residential homebuilding in the Raleigh, North Carolina area.
     The parties hereto have determined that it is in their best interests for Purchaser to acquire all of the Shares. The Sellers have therefore agreed to sell, and Purchaser has agreed to purchase, all such Shares on the terms, and subject to the conditions, contained in this Agreement.
AGREEMENTS
     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below.
     “Accounts Receivable” means all of the Company’s accounts receivable, notes receivable, negotiable instruments and chattel paper.
     “Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person including in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses.
     “Agreement” shall have the meaning ascribed to it in the Preamble.
     “Appurtenances” means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of any Real Property, including all easements appurtenant to and for the benefit of any Real Property for, and as the primary means of access between, such Real Property and a public way, or for any other use upon which lawful use of the Real Property for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.
     “Benefit Plan” means any pension, retirement, 401(K), bonus, deferred compensation, stock option, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Commonwealth of Virginia are authorized or obligated to close.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Claims” means all rights, claims, security interests, encumbrances, liens, options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, transfer and other restrictions, equities, of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise.
     “Closing” means the consummation of the transactions contemplated by this Agreement.
     “Closing Date” means the effective date of the Closing, which the parties agree shall be May 1, 2006..
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” shall have the meaning ascribed to it in the Preamble.
     “Company” shall have the meaning ascribed to it in the Preamble.
     “Comstock Shares” has the meaning provided in Section 2.4(a).
     “Contract” means any contract, agreement, arrangement, understanding or instrument, whether oral or written.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or otherwise.
     “Damages” means all actions, lawsuits, proceedings, hearings, investigations, charges, complaints, Third Party Claims, demands, injunctions, judgments, orders, decrees, rulings, dues, Liabilities, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, damages, costs, fees and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses incurred in investigating or defending any of the foregoing. For purposes of the indemnification provisions in Article IX, all Damages shall be net of any third-party insurance proceeds which are actually recovered by the Indemnified Party (net of any premium increase directly relating to such Damages) in connection with the facts giving rise to the right of indemnification.
     “Disclosure Schedule” means the schedules delivered by the Company and the Sellers to the Purchaser concurrently herewith and identified by the parties as the Disclosure Schedule. The Disclosure Schedule shall specifically refer to the Section(s) of this Agreement to which the applicable disclosure or exception applies.
     “Division” means the Raleigh, North Carolina operating division of Purchaser, including the operations of the Company following the Closing Date.
     “Earnout Basis” means, for any period, an amount equal to ninety eight (98%) percent of the total revenue of the Division less the Company’s cost of goods sold (excluding interest expense, home office corporate overhead, and local sales and marketing expense in amounts equal to 50% of divisional office overhead) for such period, determined in accordance with GAAP.
     “Employment Agreement” means an Employment Agreement to be entered into with each of Glenn Hartman and Pablo Reiter, respectively, in the form of Exhibit A attached hereto.
     “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at any location, whether or not owned by the Company; or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (3) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.
     “Environmental Laws” means all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders in effect on the Closing Date and relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
     “Environmental Permits” means all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Fair Market Value” means (i) with respect to the Comstock Shares, the average closing price of the Comstock Shares as quoted on NASDAQ over a period of 20 consecutive trading days, the latest of which will be the trading day immediately preceding the date as of which Fair

Market Value is being determined, and (ii) with respect to any Listed Equity Security, the average closing bid price (or, if there is no applicable closing bid price, the closing price) of such Listed Equity Security on the principal exchange or interdealer quotation system on which such Listed Equity Security is traded over a period of 20 consecutive trading days, the latest of which will be the trading day immediately preceding the date as of which Fair Market Value is being determined.
     “Financial Statements” means, collectively, the Unaudited Financial Statements and the Interim Financial Statements.
     “Fully Developed and Buildable Land” means, with respect to any tract, parcel or lot of Real Property, that (1) the parcel or tract of land conforms to all applicable Laws so that the Company or Purchaser is able to promptly obtain all Permits necessary for building an attached or detached home or homes thereon in compliance with all applicable Laws upon the proper application by the Company or Purchaser and the Company’s or Purchaser’s payment of permit fees and any utility connection or tap fees; (2) on each such lot within each such Real Property there is or could be a home upon proper application; (3) all currently required subdivision entitlements have been obtained; and (4) all off-site Improvements have been constructed or bonded, to the extent such Improvements are required by any applicable Governmental or Regulatory Authority for such parcel or tract of land.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any state thereof, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include all self regulatory organizations and insurance authorities.
     “Ground Lease Property” means any Real Property, Improvements and Appurtenances subject to a ground lease in favor of the Company, used or usable in the conduct of the Company’s business.
     “Hazardous Substances” means: (1) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (2) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of “medical wastes,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law.
     “Improvements” means all buildings, structures, fixtures, site improvements, off-site easements and rights or other improvements located on, or appurtenant to, the Real Property, including those under construction.

     “Indebtedness” of any Person means all obligations of such Person (1) for borrowed money evidenced by notes, bonds, debentures or similar instruments, (2) for the deferred purchase price of goods or services, (3) under capital leases, and (4) in the nature of guarantees of the obligations described in clauses (1) through (3) above of any other Person.
     “Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to Article IX.
     “Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under Article IX to another Person.
     “Intellectual Property” means all intellectual property rights, including all patents, trademarks, service marks, copyrights, designs, Internet domain names and websites, trade or business names, trade dress and slogans (and all registrations of, and all applications for registration of, any of the foregoing), Software, and all goodwill associated with such intellectual property rights.
     “Intellectual Property Licenses” means all Contracts (other than Contracts with respect to Software that have been purchased “off the shelf”) between the Company , on the one hand, and any other Person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property owned by the Company or any other Person.
     “Interim Financial Statement Date” means April 30, 2006.
     “Interim Financial Statements” means the consolidated balance sheets, statements of income and retained earnings and statements of cash flows of the Company, as of and for the seven-month period ended on the Interim Financial Statement Date.
     “IRS” means the Internal Revenue Service.
     “Law” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law, whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.
     “Land Purchase Agreements” has the meaning provided in Section 8.6.1.
     “Leased Real Estate” means all real property leased or subleased by the Company.
     “Liabilities” means all Indebtedness, obligations and other liabilities of the Company of any nature whatsoever, whether direct or indirect, matured or unmatured, absolute, accrued, contingent (or based on any contingency), known or unknown, fixed or otherwise, or whether due or to become due.
     “Material Adverse Effect” means any event, change, condition or matter that individually or in the aggregate results in or could reasonably be expected to result in a material adverse change in the (1) business, operations (including results of operations), assets, Liabilities, financial condition, properties or prospects of the Company and its divisions taken as a whole, or

(2) the ability of any party hereto to consummate the transactions contemplated hereby. Notwithstanding the foregoing, a decline in general economic conditions or matters generally affecting real estate markets or home building companies in North Carolina shall not be deemed to be a Material Adverse Effect.
     “Neutral Accountant” means Grant Thornton.
     “Noncompetition Agreement” means a Confidentiality and Noncompetition Agreement, to be entered into with each of Richard Weale, Glenn Hartman and Pablo Reiter, respectively, in the forms of Exhibit B attached hereto.
     “Permits” means all licenses, permits, franchises, authorizations, registrations and government approvals other than the Environmental Permits.
     “Permitted Liens” means all (1) statutory liens for Taxes not yet due; (2) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (3) mortgages, deed of trust, chattel mortgages, security agreements, financing statements, easements, covenants, rights-of-way or similar restrictions or other instruments encumbering any of the assets of the Company, including the Real Property, that have been recorded and filed with the appropriate jurisdiction and which have been disclosed in the Disclosure Schedule, provided however, mortgages, deeds of trust, chattel mortgages, security agreements, financing statements, liens, easements, covenants, rights-of-way or similar restrictions and encumbrances of record with respect to owned Real Property shall be deemed Permitted Liens without having to be disclosed on a Disclosure Schedule; and (4) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.
     “Proprietary Software” means Software which is owned by the Company.
     “Purchaser” shall have the meaning ascribed to it in the Preamble.
     “Purchaser Indemnitees” means Purchaser and its Affiliates, and their respective directors, managers, officers, members, shareholders, partners, agents, representatives, successors and assigns.
     “Real Property” means (1) all parcels and tracts of land (including any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of, or abutting or adjoining, such parcels and tracts of land), including Fully Developed Land and Buildable Land or Undeveloped Land and (2) any Ground Lease Property used or usable in the conduct of the Company’s business and all Improvements and Appurtenances thereto.
     “Related Parties” means (1) Sellers; (2) the Company’s present and former directors, officers and shareholders; (3) any Affiliates of any of the foregoing; and (4) any Person that has a business relationship with the Company of which any Seller or the spouse or any relative of any Seller is an officer, director, member, partner, trustee, beneficiary or shareholder (other than, with respect to any Person which has equity securities listed on a national securities exchange or traded in the over-the-counter market, as a holder of not more than 2% of such Person’s outstanding equity securities).
     “Release” means any intentional or unintentional release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, dumping, leaching, pumping, pouring, or migration into the environment, atmosphere, soil, surface water, groundwater or property.
     “Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.
     “Seller” shall have the meaning ascribed to it in the Preamble.
     “Seller Indemnitees” means each Seller and his respective agents, representatives, successors and assigns.
     “Seller Representative” means Pablo Reiter, who shall act in such capacity subject to the provisions of Section 2.7 hereof..
     “Shares” shall have the meaning ascribed to it in the Preamble.
     “Software” means any and all: (1) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code; (2) databases and computations, including any and all data and collections of data; (3) documentation, including user manuals and training materials, relating to any of the foregoing; and (4) content and information contained in any website.
     “Subsidiaries” means any Person in which the Company holds or beneficially owns any direct or indirect interest.
     “Tax” or “Taxes” means all federal, state, local, foreign and other income, sales, use, ad valorem, transfer or other taxes, fees, assessments or charges of any kind, together with any interest and any penalties with respect thereto.
     “Third Party Claim” means any action, lawsuit, proceeding, investigation, hearing, or like matter which is asserted or overtly threatened by a Person other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.
     “Unaudited Financial Statements” means the balance sheets, statements of income and retained earnings, statements of cash flows and notes to financial statements (together with any supplementary information thereto) of the Company as of and for the years ended September 30, 2004 and September 30, 2005.
     “Undeveloped Land” means each parcel or tract of Real Property that is not Fully Developed and Buildable Land.

     “Undeveloped Lots” shall have the meaning ascribed to it in Section 2.2.1(d).
     1.2 Other Defined Terms. Other capitalized terms used in this Agreement which are not defined in this Article I shall have the meanings contained elsewhere in this Agreement.
     1.3 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computations to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP. All references to “dollars” or “$” in this Agreement shall mean United States dollars.
     1.4 Construction. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) references to Sections and Articles refer to the applicable Sections and Articles of this Agreement, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (e) the predicate of any noun or pronoun shall be the immediately preceding prior noun. An individual will be deemed to have “knowledge” of a particular fact or other matter if on the day of determination: (x) that individual is actually aware of that fact or matter; or (y) a prudent individual, after a reasonably comprehensive inquiry, could be expected to have discovered or otherwise become aware of that fact, circumstance, event or matter in the normal discharge of that individual’s respective duties and responsibilities or after a reasonable inquiry of any employees of and advisors to the Company who have principal responsibility for the matter in question.. A Person (other than an individual) will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer or manager of that Person (or in any similar capacity) has, or at any time had, knowledge of that fact or other matter (as set forth in (x) and (y) above).
ARTICLE II
PURCHASE AND SALE OF SHARES
     2.1 The Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell and deliver to Purchaser, and Purchaser shall purchase and accept from each Seller, all of the Sellers’ rights, title, interest in and to the Shares, free and clear of any Claims. Purchaser shall be entitled to assign its rights under this Agreement to an Affiliate or a wholly-owned subsidiary of Purchaser, in which case, notwithstanding anything to the contrary herein, Sellers shall, upon written notice from Purchaser prior to the Closing, sell and deliver the Shares, free and clear of any Claims, to such assignee as the purchaser of the Shares, and Purchaser shall not acquire the Shares. Any such assignment shall not relieve Purchaser of its obligations hereunder or affect the consideration payable to Sellers hereunder.

     2.2 Purchase Price2.2.1 As consideration for the purchase of the Shares, Purchaser shall, at the Closing:
     (a) Pay the sum of Seven Million Dollars ($7,000,000) (the “Closing Payment”), subject to the adjustments provided herein;
     (b) Assume all of the existing debt of the Company to institutional lenders as set forth in Schedule 2.2.1(b) (the “Assumed Institutional Debt”); and
     (c) Assume and pay-off of all of the existing debt of the Company owed to its shareholders, Affiliates and other investors as set forth in Schedule 2.2.1(c) (the “Assumed Shareholder Debt”), net of amounts owed to the Company by its shareholders, Affiliates and other investors as set forth in Schedule 2.2.1(c).
     In addition to the consideration set forth in clauses (a), (b) and (c) of this Section 2.2.1, Sellers shall be entitled to additional consideration from Purchaser, determined as set forth in Section 2.4 below, with respect to each Applicable Earnout Period (as defined below) (the “Earnout Amounts”).
     Collectively, the Purchaser’s obligations under clauses (a), (b) and (c) of this Section 2.2.1, together with the Earnout Amounts, constitute the “Purchase Price.” Subject to the adjustments and other reductions provided in Sections 2.2.3(a), 2.2.4 and 11.2 herein, the Closing Payment and the Assumed Shareholder Debt, net of amounts owed to the Company by its shareholders, Affiliates and other investors as set forth in Schedule 2.2.1(c), shall be paid at the Closing in cash, or by wire transfer of immediately funds to the Seller Representative, and shall be distributed by the Seller Representative in accordance with the respective percentage allocation as set forth under Closing Payment Allocations in Schedule2.2.1 and in accordance with the allocation as set forth under “Assumed Shareholder Debt Allocation” in Schedule 2.2.1, as applicable.
     Concurrently with the Closing, Purchaser shall also purchase (i) the unfinished lot inventory of Rex2 Development, LLC in the Massey Preserve development (collectively, the “Undeveloped Lots”), specifically identified in the Deed referred to in Section 8.6.1 of this Agreement., and (ii) the Company shall enter into the Rex and Rex2 Amendments referred to in Section 8.6.1 of this Agreement.
     2.2.2 [Reserved]
     2.2.3 (a) The Closing Payment shall be subject to adjustment as provided in this Section 2.2.3. Prior to the Closing, the Company shall deliver to Purchaser its good faith estimate of the balance sheet for the Company as of the Closing Date (the “Estimated Closing Date Balance Sheet”), together with a certificate, signed by the President of the Company, pursuant to which the Company shall certify, represent and warrant to Purchaser that the Estimated Closing Date Balance Sheet fairly presents in all material respects the financial position of the Company as of the anticipated Closing Date, and otherwise satisfies the requirements set forth in the following sentence. The Estimated Closing Date Balance Sheet Shall be the balance sheet included in the Interim Financial Statements. The Estimated Closing Date Balance Sheet shall (i) reflect adequate cash on hand to satisfy the accounts payable of the

Company, including any payables for invoices or other charges not yet received by the Company related to homes previously settled and (ii) be prepared in a manner consistent with the balance sheet included within the Interim Financial Statements (the “Interim Balance Sheet”), subject only to changes in the assets and liabilities of the Company arising from the operation of the Company’s business in the ordinary course (and in all cases in a manner consistent with the requirements of this Agreement) from the Interim Financial Statement Date through the Closing Date. In the event that the Estimated Closing Date Balance Sheet reflects total Liabilities in excess of the total amount of such Liabilities set forth on the Interim Balance Sheet plus any net increase in the Company’s work in process, leasehold improvements and the cost basis of property, plant, and equipment (“PP&E”), then Purchaser shall have the right to reduce the Closing Payment by an amount equal to the amount of such excess Liabilities.
          (b) The Closing Payment shall be subject to adjustment after the Closing as follows: within 60 days after the Closing, Purchaser shall prepare and deliver to the Seller Representative a statement (the “Closing Date Balance Sheet”) calculating the balance sheet for the Company as of the Closing Date in a manner consistent with the Interim Balance Sheet Purchaser shall provide the Seller Representative and a single accounting firm for Sellers reasonable access to all (i) work papers and written procedures used to prepare the Closing Date Balance Sheet and (ii) Books and Records and personnel to the extent reasonably necessary to enable Seller and such accounting firm to conduct a sufficient review of the Closing Date Balance Sheet. If the Seller Representative disputes the computation of total Liabilities or work in process on the Closing Date Balance Sheet, the Seller Representative shall deliver to Purchaser within 30 days after receipt of the Closing Date Balance Sheet a statement (the “Dispute Notice”) setting forth Seller’s calculation and describing in reasonable detail the basis for the determination of such different computation. The parties shall use reasonable efforts to resolve such differences within a period of 15 days after the Seller Representative has given the Dispute Notice. If Purchaser and the Seller Representative do not reach a final resolution on the Closing Date Balance Sheet within 15 days after Seller has given the Dispute Notice, unless Purchaser and the Seller Representative mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences promptly and in any event within 30 days and any expenses of the Neutral Accountant shall be allocated between the Purchaser and Sellers so that the Sellers share of such expenses shall be in the same proportion that the aggregate amount of the disputed amount submitted to the Neutral Accountant that are unsuccessfully disputed by the Sellers (as finally determined by the Neutral Accountant) bears to the total amount of such disputed amounts so submitted to the Neutral Accountant. If the amount of total Liabilities reflected on the Closing Date Balance (as agreed between the Seller Representative and Purchaser or determined by the Neutral Accountant) exceeds the total amount of such Liabilities set forth on the Estimated Closing Date Balance Sheet by an amount that exceeds the net increase in the Company’s work in process, leasehold improvements and the cost basis of PP&E from the amounts reflect on the Estimated Closing Date Balance Sheet, then the Sellers shall pay to Purchaser an amount equal to the difference. For purposes of this Section 2.2.3(b), “Liabilities” shall not include unknown and contingent liabilities for which Sellers or the Company could not have reasonably known at the time of Closing and would not be required to be set forth on a balance sheet as at the Closing Date prepared in accordance with GAAP.
          2.2.4 (a) Purchaser shall deduct Two Million Dollars ($2,000,000) from the Closing Payment (the “Holdback”) and deposit the Holdback in escrow with the Bank of New

York (the “Escrow Agent”), to be held in an interest bearing account in accordance with an Escrow Agreement, attached hereto as Exhibit D (the “Escrow Agreement”) as a set-off reserve to secure the Sellers’ indemnification obligations described under Article IX hereof. Subject to the terms and conditions provided in Article IX, on each of the dates set forth below, the Holdback (net of any amount thereof that has been setoff and applied to any Claim pursuant to Article IX or reserved for any unresolved Claim for Damages under this Agreement as to which notice has been given) shall be reduced to the amount set forth opposite each such date (the “Maximum Holdback”) and any portion of the net Holdback in excess of the Maximum Holdback shall be paid to the Sellers in accordance with their respective percentage allocation as set forth in Schedule 2.2.1.

Date	Maximum Holdback
March 31, 2007	$1,666,666

First Anniversary of Closing Date	$1,416,666

March 31, 2008	$1,083,333

Second Anniversary of Closing Date	$333,333

March 31, 2009	-0-
          (b) Time and Place of Closing. The Closing shall be at 10:00 a.m., at the offices of the Company at the Tysons Corner, VA offices of Greenberg Traurig LLP_on May 5, 2006 or on such other date, or at such other time or place, as shall be mutually agreed upon by Sellers and Purchaser.
     2.4 Earnout Amounts. (a) The Earnout Amounts shall be determined as follows:
     (i) For the period commencing on the Closing Date and ending on June 30, 2007 (the “First Earnout Period”), the Earnout Amount shall be thirty (30%) percent of the amount, if any, by which the Final Earnout Basis amount for such period exceeds $8 million, provided the Earnout Amount for the First Earnout Period shall not exceed $1,666,667.
     (ii) For the period commencing on July 1, 2007 until June 30, 2008 (the “Second Earnout Period”), the Earnout Amount shall be (i) thirty (30%) percent of the amount, if any, by which the Final Earnout Basis for such period exceeds $14 million, plus (y) thirty (30%) percent of the amount, if any, by which the Final Earnout Basis for the First Earnout Period is greater than $13,555,556, provided that the aggregate Earnout Amounts for the First Earnout Period and the Second Earnout Period shall not exceed $3,333,333.

     (iii) For the period commencing on July 1, 2008 and ending on June 30, 2009 (the “Third Earnout Period”), the Earnout Amount shall be (i) thirty (30%) percent of the amount, if any, by which the Final Earnout Basis for such period exceeds $14 million, plus (ii) thirty (30%) percent of the amount, if any, by which the Final Earnout Basis for the Second Earnout Period is greater than $19,555,556, provided that the aggregate Earnout Amounts for the First Earnout Period, the Second Earnout Period and the Third Earnout Period (collectively, the “Applicable Earnout Periods”) shall not exceed $5 million.
     At Purchaser’s option, up to 50% of each Earnout Amount may be satisfied by the issuance to Sellers of shares of the Purchaser’s Class A common stock, par value $.01 per share (the “Comstock Shares”), having an aggregate Fair Market Value as of the applicable Final Earnout Amount Determination Date equal to such portion of such Earnout Amount. Any such shares of Comstock Shares shall be payable and deliverable promptly following the applicable Final Earnout Amount Determination Date. Sellers agree that neither Purchaser nor any other Person makes any guarantee or representation to Sellers that any Earnout Amount will be realized. Any Earnout Amount that is paid in cash or Comstock Shares shall be treated as a component of the Purchase Price.
          (b) The Purchaser shall deliver to the Seller Representative within 60 days after the end of each Applicable Earnout Period, its calculation of the Earnout Basis for such period (each, an “Initial Earnout Basis Amount”) and the Earnout Amount, if any, payable in respect thereof. The Purchaser shall provide the Seller Representative and his accounting firm with reasonable access to all Books and Records and working papers to the extent reasonably necessary to enable the Seller Representative and such accounting firm to verify such calculations after the delivery thereof. Such calculations shall be binding on the parties unless the Seller Representative, within 30 days after the delivery of the calculations by the Purchaser, notifies the Purchaser in writing that it objects to any item or computation in connection with the calculations and specifies in reasonable detail the basis for such objection. If Purchaser and the Seller Representative are unable to agree upon the calculations within 20 days after any notice of objection has been given, then at the election of either the Seller Representative or Purchaser, the dispute shall be submitted to the Neutral Accountant for a final determination in accordance with the procedures set forth in Section 2.2.3(b), which determination shall be final and binding upon the parties absent fraud or manifest error. Any expenses of the Neutral Accountant shall be allocated between the Purchaser and Sellers so that the Sellers share of such expenses shall be in the same proportion that the aggregate amount of the disputed amount submitted to the Neutral Accountant that are unsuccessfully disputed by the Sellers (as finally determined by the Neutral Accountant) bears to the total amount of such disputed amounts so submitted to the Neutral Accountant. For purposes of this Agreement, with respect to any Applicable Earnout Period, (i) the “Final Earnout Basis Amount” for such period shall mean the Initial Earnout Basis Amount for such period, or such other amount as shall have been agreed to by Purchaser and the Seller Representative following a timely notice of objection as contemplated under this Section 2.5(b), or such other amount as determined by the Neutral Accountant, and (ii) the “Final Earnout Amount Determination Date” for such period shall mean: (x) the date that is 31 days after the delivery of Purchaser’s calculation of the Initial Earnout Basis Amount for such period to the Seller Representative, (y) such earlier date on which the Seller Representative delivers an irrevocable notice to Purchaser in writing that it agrees with Purchaser’s calculation of such Initial Earnout Basis Amount, or (z) if the Seller Representative timely objects to such Initial

Earnout Basis Amount, such date on which the Final Earnout Baisi Amount in respect thereof is otherwise determined.
          (c) From the Closing Date until December 31, 2008 (the “Earnout Period”), the Business shall be conducted in good faith as a going concern and in accordance with applicable Law. During such period (and, to the extent determined by Parent, thereafter), (x) Purchaser shall be controlled by a Board of Directors elected or appointed, directly or indirectly, by Purchaser (the “Board”) and (y) the operation of the Business shall be subject to the control of the Board and ultimate authority for all decisions affecting the Business shall rest with the Board. No portion of the Earnout Amounts or any other consideration not reflected as compensation in Board-approved budgets shall be offered or paid to employees or service providers to the Company, directly or indirectly by any Seller. Each Seller shall, so long as such Seller is an employee of the Company, fully disclose to the Board or its representative all interests in business matters or arrangements involving the Company.
          (d) If as a result of a Conversion Transaction substantially all of the Comstock Shares are converted into the right to receive equity securities that are traded on the New York Stock Exchange, the American Stock Exchange, The Nasdaq Stock Market or another securities exchange or interdealer quotation system reasonably acceptable to the Seller Representative (“Listed Equity Securities”), then the Earnout Amounts with respect to which the Applicable Earnout Period has not been completed prior to the date of the Conversion Transaction shall be permitted to be satisfied through the issuance of Listed Equity Securities to the extent set forth above and, for such purpose, the Listed Equity Securities shall be valued at the aggregate Fair Market Value of the Listed Equity Securities of the applicable Final Earn-out Amount Determination Date for which they are issuable. In the event that, in any Conversion Transaction, substantially all of the outstanding Comstock Shares are converted into the right to receive equity securities that are not Listed Equity Securities (or are converted into the right to receive a combination of such equity securities and cash), then, until such equity securities constitute Listed Equity Securities, any Earnout Amount with respect to which the Applicable Earnout Period has not been completed prior to the date of the Conversion Transaction shall be required to be satisfied entirely in cash. In the event of Conversion Transaction as a result of which substantially all of the outstanding Comstock Shares are converted into the right to receive only cash, any Earnout Amount with respect to which the Applicable Earnout Period has not been completed prior to the date of the Conversion Transaction shall be required to be satisfied entirely in cash, Notwithstanding the two preceding sentences, if the surviving or transferee entity in such transaction has a class of Listed Equity Securities and provision is made for the Earnout Amounts to be satisfied through the issuance of such Listed Equity Securities, then any portion of an Earnout Amount with respect to which the Applicable Earnout Period has not been completed prior to the date of the Conversion Transaction shall be permitted to be satisfied through the issuance of Listed Equity Securities.
     2.5 Registration Covenant. In the event that Comstock Shares or other Listed Equity Securities are issued to the Sellers hereunder, the Purchaser undertakes to file (or to cause to be filed) promptly and in any event within sixty (60) days following the date of such issuance, and to use commercially reasonable best efforts to cause to become effective promptly thereafter, a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to permit the resale of such securities by the Sellers. The parties will act in good faith and cooperate in accordance with customary practice in connection with such registration, including in the case of the Sellers by providing such information as the Purchaser may reasonably request for inclusion in such registration statement. Purchaser will use commercially reasonable best efforts to (i) cause the Registration Statement to remain effective for the shorter of the period expiring (A) twelve (12) months following the Closing or (B) the date on which all shares comprising the Stock Consideration may be sold pursuant to Rule 144 under the Securities Act in any three-month period; and (ii) cause the shares of the Stock Consideration to be approved for listing on the applicable primary exchange or quotation system on such such shares shall then be traded. Purchaser shall promptly: (x) notify the Sellers after it has received notice of the time when such Registration Statement has been declared effective or any supplement to any prospectus forming a part of such Registration Statement has been filed; (y) notify the Sellers of any request by the SEC for the amending or supplementing of such Registration Statement or prospectus or if additional information is required to be filed in connection with such Registration Statement, and shall prepare and file with the SEC such amendment or supplement or such additional information; and (z) notify the Sellers of Purchaser’s receipt of, or knowledge of the issuance of, any stop order by the SEC suspending the effectiveness of any such Registration Statement and use Purchaser’s commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order has been issued.
All costs and expenses incurred in connection with the registration pursuant to this Section 2.5 shall be borne by Purchaser, except that all selling discounts and commissions (if any) and stock transfer taxes applicable to the shares covered by the Registration Statement and all fees and disbursements of counsel for the Sellers relating thereto shall be borne by the Sellers.
     2.6 Transferability; Registration; Legending of Comstock Shares and Listed Equity Securities.
     (a) Sellers acknowledge that any Comstock Shares and the Listed Equity Securities are being acquired pursuant to an exemption from registration under the Securities Act and that such Comstock Shares and any Listed Equity Securities may be transferred only pursuant to an effective registration statement or an exemption from registration under the Securities Act. No Seller shall be permitted to transfer any Purchaser or Listed Equity Securities in the absence of an effective registration statement unless such Seller has furnished Purchaser with an opinion of counsel, reasonably satisfactory to Purchaser, that such disposition does not require registration of such Comstock Shares or Listed Equity Securities under the Securities Act.
     (b) It is understood that the certificates evidencing the Comstock Shares and the Listed Equity Securities shall, until they have been sold pursuant to an effective registration statement under the Securities Act, bear a legend to the effect set forth below:
NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES FOR WHICH THEY ARE EXCHANGEABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO

OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTES OF SUCH ACT.
The certificates evidencing the Comstock Shares and the Listed Equity Securities may also bear any legends required by applicable blue sky laws.
     2.7 Seller Representative. Each Seller irrevocably designates the Seller Representative to represent such Seller and act as the attorney-in-fact and agent for and on behalf of such Seller with respect to any and all matters relating to, arising out of, or in connection with this Agreement, including for service of process. Purchaser will be entitled to rely on the Seller Representative’s authority as the agent, representative and attorney-in-fact of Sellers for all purposes under this Agreement. The Seller Representative will have no liability to any Seller in taking any action or omitting to take action on behalf of any Seller absent gross negligence or willful misconduct. Sellers hereby agree to jointly and severally indemnify and hold harmless the Seller Representative from and against (i) any Losses incurred without gross negligence or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance, performance or nonperformance of his duties hereunder and (ii) any related out-of-pocket costs and expenses (including reasonable attorneys’ fees).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 General Statement The parties make the representations and warranties to each other which are set forth in this Article III. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any financial statement, exhibit, certificate or other document delivered by a party hereto to any other party pursuant to this Agreement or in connection herewith shall survive the Closing in accordance with the terms of this Agreement (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by any of the parties to this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. All representations and warranties of the Company and the Sellers are made subject to the exceptions noted in the Disclosure Schedule with respect to the specific Section(s) of this Agreement identified in the Disclosure Schedule.
     3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:
          3.2.1 Organization, Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
          3.2.2 Power and Authority. Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby, has been duly and validly authorized by all necessary corporate action and such authorization has not been withdrawn or amended in any manner.
          3.2.3 Enforceability. Assuming due and valid authorization, execution and delivery of this Agreement by the Company and each Seller, this Agreement is or will be the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief that may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          3.2.4 Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental or Regulatory Authority is required for or in connection with the consummation by Purchaser of the transactions contemplated hereby.
          3.2.5 Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s articles of incorporation or bylaws, of any statute or material administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority or of any arbitration award to which the Purchaser is party to or by which the Purchaser is bound.
          3.2.6 Brokers. Neither Purchaser nor any of its Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Sellers or the Company for arranging the transactions contemplated hereby or introducing the parties to each other.
          3.2.7 Availability of Funds. Purchaser has available, and will have available, sufficient funds to enable it to consummate the transactions contemplated hereby.
     3.3 Representations and Warranties of the Company and Sellers. (a) Each of the Company and each of the Sellers severally in accordance with such Seller’s respective percentage allocation as set forth in Schedule 2.2.1, represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule:
          3.3.1 Organization, Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina.
          3.3.2 Foreign Good Standing. The Company has qualified as a foreign corporation, and are in good standing, under the Laws of all jurisdictions where the nature of its businesses or the nature or location of its assets requires such qualification.

          3.3.3 Power and Authority. The Company has all necessary corporate power and authority to carry on its businesses as such business is now being conducted. The Company has the corporate power and authority to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into by it pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action and such authorization has not been withdrawn or amended in any manner. Each Seller has the requisite competence and legal capacity to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby.
          3.3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and each Seller. Assuming due and valid authorization, execution and delivery of this Agreement by Purchaser, this Agreement is or will be the legal, valid and binding obligations of the Company and each Seller, enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief that may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          3.3.5 Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental or Regulatory Authority is required for or in connection with the execution of this Agreement by the Company or Sellers or the consummation by the Company or Sellers of the transactions contemplated hereby.
          3.3.6 Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement by the Company or Sellers, nor the consummation by the Company or Sellers of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s articles of incorporation or bylaws, of any statute or material administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority or of any arbitration award to which the Company or each of the Sellers are party to or by which the Company or Sellers are bound.
          3.3.7 Conflicts Under Contracts. Except as set forth on Schedule 3.3.7, none of the Company or any of the Sellers is a party to, or bound by, any unexpired, undischarged or unsatisfied Contract under the terms of which the execution, delivery and performance by the Company or Sellers according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, modification or cancellation, or whereby timely performance by the Company or Sellers according to the terms of this Agreement may be prohibited, prevented or delayed.

          3.3.8 Subsidiaries, Affiliates and Related Parties. The Company does not hold or beneficially own any direct or indirect interest (whether a partnership, joint venture, common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person. The Company, and each of the Sellers, do not have any Affiliates or Related Parties other than those described in Schedule 3.3.8.
          3.3.9 Directors and Officers. The names of each director and officer of the Company, in all cases along with his or her respective position(s) in the Company, are set forth on Schedule 3.3.9.
          3.3.10 Constituent Documents; Books and Records. True, correct and complete copies of the articles of incorporation and all amendments thereto, the bylaws as amended and currently in force, all stock records, and corporate minute books and records, of the Company have been made available for inspection by Purchaser. Such stock records accurately reflect all Share transactions, the current stock ownership and a listing of all of the current shareholders of the Company. The corporate minute books and records of the Company contain true, correct and complete copies of all resolutions adopted by the directors and shareholders of the Company in all material respects and represent actual, bona fide transactions. Such books and records have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.
          3.3.11 Capitalization and Title to Shares.
          (a) The authorized capital stock of the Company consists solely of 100 shares of Common Stock. As of the date hereof, only 100 shares (constituting all of the Shares) are issued and outstanding. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding. All of the issued and outstanding Shares have been validly issued, are fully paid and nonassessable, and are solely owned beneficially and of record by the Sellers, free and clear of any Claims of any kind, in the exact number and percentage interests as set forth in Schedule 3.3.11. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities, contractual obligations to repurchase, redeem or otherwise acquire any capital stock of the Company, voting trusts, shareholders’ agreements or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or obligating the Company to issue any securities of any kind. With the exception of the agreements described in Schedule 3.3.11, true, correct and complete copies of which are attached to Schedule 3.3.11, there are no agreements, voting trusts, understandings or arrangements by and among the Sellers with respect to the Company or the Common Stock held by the Sellers.
          (b) Each Seller has good and marketable title to the Shares which are to be transferred to the Purchaser by such Seller pursuant to this Agreement, free and clear of any and all Claims (including liens, security interests, encumbrances, covenants, conditions, restrictions, voting trust arrangements, options and adverse claims or rights whatsoever). No Seller is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental or Regulatory Authority which would prevent the execution or delivery of this Agreement by any Seller or the transfer, conveyance and sale of the

Shares to be sold by such Seller to Purchaser pursuant to the terms hereof or result in a lien on the Shares owned by such Seller. No Seller is, nor will he be, required to give any notice to or obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.
          3.3.12 Financial Statements. Complete and accurate copies of the Financial Statements are contained in Schedule 3.3.12. The Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered by said statements, in accordance with accounting principles consistently applied through the periods covered thereby. The books and records of the Company have been maintained in accordance with accounting principles consistently applied through the periods covered by the Financial Statements and properly reflect all of the transactions entered into by the Company .
          3.3.13 Conduct of Business. Since the Interim Financial Statement Date, (a) the Company has conducted its business only in the ordinary course, (b) there has not been any Material Adverse Effect, (c) there has been no non-renewal or material amendment of any of the material Permits held by or granted to the Company, and the Company has used commercially reasonable efforts to maintain such Permits, and (d) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company in an amount exceeding $10,000, individually or in the aggregate, and (e) except as described on Schedule 3.3.13, none of the Company or the Sellers has taken or permitted to be taken any of the following actions:
               (i) increase the compensation payable to any employee, except in the ordinary course of business consistent with past practices as described in the Disclosure Schedule;
               (ii) establish or modify any targets, goals, bonuses, pools or similar provisions under any Benefit Plan, employment Contract or other employee compensation arrangement, independent contractor Contract or other compensation arrangement; and
               (iii) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax return or any amendment to a Tax return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
               (iv) make any change to the Company’s accounting methods, principles or practices;
               (v) revalue any of its assets, including writing off notes or Accounts Receivable or writing down any other assets;
               (vi) terminate or waive any right of substantial value;

               (vii) take or agree in writing or otherwise to take any of the actions described in clauses (i) through (vi) above.
          3.3.14 Liabilities. The Company has no Liabilities except for (a) Liabilities provided for or reserved against in the Financial Statements and not discharged subsequent to the dates of the Financial Statements and (b) Liabilities which have been incurred by the Company subsequent to the Interim Financial Statement Date in the ordinary course of the Company’s business and not discharged since the Interim Financial Statement Date, none of which could reasonably be expected to have a Material Adverse Effect. The Company has no Liabilities that relate to or have arisen out of a breach of Contract, breach of warranty, tort, or infringement by or against the Company or any claim or lawsuit involving the Company. The Company does not have any Indebtedness in the nature of borrowed money from any bank or other lender, or any guarantee thereof, other than the Indebtedness specifically set forth on Schedules 2.2.1(b) and 2.2.1(c) and set forth on the Interim Balance Sheet or the Closing Date Balance Sheet.
          3.3.15 Adequate Cash. At the Closing, the Company shall have adequate cash and unrestricted funds on hand or borrowing power to satisfy all accrued short-term liabilities and all trade payables of the Company. All borrowings by the Company under construction draw loans have been applied, in accordance with the Company’s use of funds representations to the applicable lender, to trade vendors and not for employee compensation or other general obligations of the Company.
          3.3.16 Assets. The Company has good title to its assets, free and clear of any Claims, except for Permitted Liens. Schedule 3.3.16 contains a list of any Permitted Liens that are required under the definition of “Permitted Liens” to be disclosed on a Disclosure Schedule. Except for those assets listed on Schedule 3.3.16 which the Company is using but does not own, the Company’s assets are adequate in all material respects to conduct its business as presently being conducted. The Company’s assets and items of tangible personal property are in all material respects in good operating condition and repair, normal wear and tear excepted, and are suitable for the uses intended therefor.
          3.3.17 Accounts Receivable. All of the Accounts Receivable reflected on the Interim Financial Statements or incurred in the normal course of business since the Interim Financial Statement Date have arisen from bona fide transactions in the ordinary course of business and, to the extent not previously collected, are collectible, net of any allowance for doubtful accounts shown on the Interim Financial Statements, in the ordinary course of business in accordance with their terms and assuming that the methods of collection practices and procedures used in collection of the Accounts Receivable are consistent with those historically used by the Company. None of the Accounts Receivable is or will be at the Closing Date subject to any counterclaim or set-off. All reserves, allowances and discounts with respect to the Accounts Receivable were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company in the ordinary course of business.
          3.3.18 Insurance. Schedule 3.3.18 contains a true, correct and complete list and description (including insurer, coverages, annual premium, deductibles, limitations and expiration dates) of all insurance policies (including fire and casualty, general liability, theft, life, workers’ compensation, directors and officers, business interruption, reinsurance and all other forms of insurance) which are owned by the Company or which name the Company as an insured (or loss payee), including without limitation those which pertain to the Company’s assets, employees or operations. All such insurance policies are in full force and effect, all premiums have been paid thereunder and none of the coverage provided by such policies will terminate or lapse by reason of any of the transactions contemplated by this Agreement. In the three year period ending on the date hereof, the Company has not received any notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that insurance rates will thereafter be substantially increased, that there will thereafter be no renewal of an existing policy, or that material alteration of any owned or leased personal or real property, purchase of additional equipment, or material modification of the Company’s methods of doing business, will be required or is suggested. To the best of the Company’s and the Sellers’ knowledge there are no pending claims that have been denied insurance coverage. The Company has not failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any insurance policy. Schedule 3.3.18 sets forth a list of all claims made under any insurance policies covering the Company in the last three years. The Company has not received notice that any insurer under any policy is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.
          3.3.19 Bank Accounts. Schedule 3.3.19 contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and the account balances therein as of the date set forth beside each balance, (b) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company, and (c) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.
          3.3.20 Taxes.
               (a) The Company has properly completed and filed on a timely basis all Returns required to be filed. Such Returns are accurate and complete in all material respects. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of or information regarding the Company required to be shown thereon, and no extension of time within which to file any such Return has been requested or granted.
               (b) With respect to all amounts in respect of Taxes imposed upon the Company or for which the Company is or could be liable, whether to taxing authorities or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Laws have been complied with and all amounts required to be paid by the Company to taxing authorities have been paid.
               (c) No issues have been raised and are currently pending by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by or requested from the Company. All deficiencies asserted or assessments made as a result of any examinations of Returns previously filed by the Company have been fully paid, or are fully reflected as a liability in the Financial Statements and the

Interim Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the Financial Statements and the Interim Financial Statements.
               (d) The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.
               (e) All material elections with respect to Taxes affecting the Company are set forth in Schedule 3.3.20.
               (f) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
               (g) The Company has not entered into a reportable transaction with the meaning of Section 6011 of the Code or the regulations thereunder.
               (h) The Company has not agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.
               (i) None of the Sellers is a Person other than a United States person within the meaning of the Code and the transactions contemplated hereby are not subject to the withholding provisions of Section 3406 or subchapter A of Chapter 3 of the Code.
               (j) The Company has disclosed on its Returns all positions taken therein that could reasonable give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.
               (k) The Company has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.
               (l) The unpaid Taxes of the Company do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Interim Financial Statements, as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Company.
          3.3.21 Contracts. Schedule 3.3.21 contains a true, correct and complete list of each undischarged Contract (including all amendments thereto) that is material to the conduct of the Company’s businesses and to which the Company party to, including without limitation, all agreements with (a) suppliers or vendors; (b) independent contractors and subcontractors; (c) developers; and (d) any Governmental or Regulatory Authority. Furthermore, Schedule 3.3.21 contains a true, correct and complete list of all material personal property and equipment leases, employment Contracts, consulting Contracts, all agreements of sale for the purchase of homes that have not closed, all Contracts under which the Company has created, incurred, assumed or guaranteed Indebtedness of more than $10,000, all Contracts that give the Company any right to purchase land, including options, letters of intent, rights of first offer and other similar Contracts, and all written warranties, guaranties and/or other similar undertaking with respect to contractual performance extended by the Company. Each Contract required to be set forth on the Disclosure Schedule is in full force and effect and is valid and enforceable against the Company and, to the best of the Company’s and the Sellers’ knowledge, the other party(ies) thereto, in accordance with its terms. Except as may be set forth in Schedule 3.3.21, the Company is in compliance with all terms and requirements of each such Contract and, to the best of the Company’s and the Sellers’ knowledge, each other Person that is party to any such Contract is in compliance with the terms and requirements of such Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any such Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any such Contract other than with respect to non-material amounts in the ordinary course of business, and no Person has made a written demand for such renegotiation. The Company has not released or waived any of its rights under any such Contract.
          3.3.22 Material Adverse Effect. The Company has not suffered or been threatened with, and no Seller has knowledge of any facts which could reasonably be expected to cause or result in, any Material Adverse Effect including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, a moratorium or permit allocation scheme or any changes that may have a Material Adverse Effect on any relationship between the Company and its respective customers, suppliers or employees or related to any Contract.
          3.3.23 Suppliers. Set forth in Schedule 3.3.23 are the names and addresses of all the suppliers from which the Company ordered homebuilding supplies, or other goods or services with an aggregate purchase price of $10,000 or more during the twelve-month period ended as of the Interim Financial Statement Date and the amount for which each such supplier invoiced the Company during such period. The Company has not received any notice or has any reason to believe that any such supplier will not sell supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases and decreases.
          3.3.24 Related Parties Transactions. Schedule 3.3.24 sets forth all Contracts, arrangements and other business relationships entered into by the Company with any of the Related Parties other than normal employment arrangements and Benefit Plans (all of which are disclosed in the Disclosure Schedule). Schedule 3.3.24 sets forth all amounts owed by or to the Company from or to the Related Parties (excluding reasonable and customary employee compensation and other ordinary incidents of employment). No property or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the business of the Company, is presently owned by or leased by or to any Related Party. Neither the Company nor any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the business of the Company.

          3.3.25 Permits. Schedule 3.3.25 contains a true, correct and complete list in all material respects of, and the Company possesses, all Permits which are required in order for the Companyto conduct its business as presently conducted or proposed to be conducted. The Company and Sellers have delivered or made available complete and accurate copies of each Permit to Purchaser. The Company has not received any citation, suspension, revocation, limitation, warning or similar notice regarding the Permits. With the exception of those jurisdictions set forth on Schedule 3.3.25, the Company does not have any operations outside of the State of North Carolina.
          3.3.26 Employee Benefit Plans. With respect to the Benefit Plans of the Company:
               (a) The Company does not maintain, administer or contribute to any Benefit Plan other than those Benefit Plans set forth on Schedule 3.3.26.
               (b) The Company does not maintain or contribute to any plan or arrangement providing medical or life insurance benefits to former employees or their dependents, other than benefits provided in the event of disability and conversion privileges.
               (c) Each Benefit Plan complies, in form and operation, in all material respects, with all applicable Laws, including ERISA and the Code.
               (d) All reports and information relating to each Benefit Plan required to be filed with any Governmental or Regulatory Authority have been timely filed and are accurate in all material respects. All reports and information relating to each Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided. To the best of the Company’s and Sellers’ knowledge, no fiduciary of any Benefit Plan has committed a breach of any responsibility or obligation imposed upon fiduciaries under ERISA with respect to such Benefit Plan.
               (e) There are no actions, suits, proceedings, investigations or hearings pending or, to the best of the Company’s and Sellers’ knowledge, overtly threatened with respect to any Benefit Plan or any fiduciary or assets thereof, other than claims for benefits arising in the ordinary course of any Benefit Plan.
          3.3.27 Employee Relations. (a) To the best of the Company’s and Sellers’ knowledge (without independent investigation or inquiry), no employee of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person that materially adversely affects or will affect the performance of that employee’s duties as an employee of the Company following the Closing. Except as set forth on Schedule 3.3.27, to the best of the Company’s and Sellers’ knowledge (without independent investigation or inquiry), no officer or other key employee of the Company currently intends to terminate employment with the Company.
               (b) There is not presently pending or, to the best of the Company’s and Sellers’ knowledge, overtly threatened any: (i) strike, slowdown, picketing, work stoppage or employee grievance process; (ii) charge, grievance proceeding or other claim against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental or Regulatory Authority; (iii) union organizational activity or other labor or employment dispute against or affecting the Company; or (iv) application for certification of a collective bargaining agent.
               (c) To the best of the Company’s and Sellers’ knowledge, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute with respect to the Company. There is no lockout of any employees of the Company, and no such action is contemplated by the Company.
               (d) No employee of the Company has any claim against the Company (whether under Law, any employment Contract or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salaries, other than wages or salaries for the current payroll period, or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the 12 month period immediately prior to the date of this Agreement. The Company has made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to its respective employees and such accounts have positive balances.
               (e) Schedule 3.3.27 contains a true, correct and complete list of all employees of the Company as of the date of this Agreement, together with their base salaries, bonuses and positions. Schedule 3.3.27 correctly states the number of employees laid-off by Company in the 90 days preceding the date hereof.
               (f) To the best of the Company’s and Sellers’ knowledge, no employee of the Company is an undocumented alien or has been hired in violation of the immigration Laws.
               (g) The employment of each of the Company’s employees, including Richard Weale, is terminable at will without cost to the Company, except for payments required under the Benefit Plans and the payment of accrued salaries or wages and vacation pay.
          3.3.28 Litigation and Claims. Schedule 3.3.28 sets forth all litigation or proceedings, at law or in equity, before any Governmental or Regulatory Authority, pending or, to the best of the Company’s and Sellers’ knowledge, threatened against any Seller, the Company or the officers, directors or Affiliates of the Company, with respect to or affecting the Company’s operations, Contracts, business or assets, or with respect to the consummation of the transactions contemplated hereby, and to the best of the Company’s and the Sellers’ knowledge, any basis for any of the foregoing.
          3.3.29 Decrees, Orders or Arbitration Awards. The Company is not a party to, or to the best of the Company’s and the Sellers’ knowledge bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental or Regulatory Authority) with respect to or affecting the Company’s operations, business or assets.
          3.3.30 Compliance with Laws. The Company is not in violation of, or delinquent in any material respect in respect of, any decree, order or arbitration award or Law of or agreement with, or any Permit from, any Governmental or Regulatory Authority to which the property, assets, personnel or business activities of the Company are subject, including Laws relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination. During the last three years, the Company has not received from any Governmental or Regulatory Authority any written notification with respect to possible noncompliance of any decree, order, writ, judgment or arbitration award or any Law.
          3.3.31 Environmental Matters. There is no Environmental Claim pending or, to the best of the Company’s or Sellers’ knowledge, threatened against the Company. The Company (a) is in compliance in all material respects with all applicable Environmental Laws and Environmental Permits and (b) possesses all material Environmental Permits which are required for the operation of its business and operations, all of which are set forth on Schedule 3.3.31. The Company has not received any communication alleging that it is not, or at any time has not been, in compliance with any applicable Environmental Laws or Environmental Permits, nor has the Company received any written notice from any Person with respect to any Real Property or Leased Real Estate of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law. No Real Property or Leased Real Estate is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA or any comparable state list. There is not and has not been to the best the best of the Company’s and the Sellers’ knowledge in any material respect (i) any Hazardous Substances used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any Real Property or Leased Real Estate in violation of Environmental Laws and (ii) any underground or above-ground storage tanks located on any Real Property or Leased Real Estate. All underground or above-ground storage tanks previously located at any Real Property or Leased Real Estate (and not presently thereat as of the date hereof) were, to the best of the Company’s and the Sellers’ knowledge (in the case of any removal by a third party), removed in accordance with all Environmental Laws. There has been no Release or, to the Company’s and each Seller’s knowledge, any threat of Release, of any Hazardous Substance at or from any Real Property or Leased Real Estate.
          3.3.32 Real Property.
               (a) Schedule 3.3.32(a) contains a true, correct and complete legal description, street address (to the extent one exists) and tax parcel identification number of each tract, parcel and subdivided lot constituting all of the Real Property owned by the Company or which is the subject of any Contract to which the Company is a party, and Schedule 3.3.32(a) correctly identifies such Real Property as Fully Developed and Buildable Land or Undeveloped Land and states whether each such tract, parcel or lot is held as inventory or is used for some other purpose. For Undeveloped Land, Schedule 3.3.32(a) identifies the zoning and/or permit approval status of each parcel along with the number of subdividable lots upon which homes are to be constructed. For Fully Developed and Buildable Land, Schedule 3.3.32(a) identifies all subdivided lots upon which a home is fully constructed or under construction. For lots upon which a home is currently under construction, a percentage of completion shall be designated for each such lot as of the Closing Date. For existing lots upon which a home has been fully constructed, Schedule 3.3.32 indicates whether it is a model, speculative or sold unit as of the Closing Date. Upon Closing, Purchaser will acquire all of the right, title and interest of the Company in the respective Real Property, including, but not limited to, any Improvements constructed thereon and any Contracts related thereto. With respect to the Real Property subject to a Contract representing an agreement or option of the Company to purchase lots, such Contracts accurately set forth all obligations of the Company to take-down or purchase lots and the applicable time periods or schedule for such take-downs or purchases .Except as disclosed in Schedule 3.3.32, the Company owns good and marketable title to its fee simple estates in the Real Property, free and clear of all Claims other than the Permitted Liens. True, correct and complete copies of (i) all deeds, existing title insurance policies, plans of subdivision, all title encumbrances and exceptions and surveys of or pertaining to the Real Property and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Claims on the Real Property have been delivered to Purchaser.
               (b) To the best of the Company’s and the Sellers’ knowledge: the use of the Real Property required to be set forth on the Schedule 3.3.32(a) for the various purposes for which it is presently being used, or for which it is being planned to be used, is permitted under all applicable Laws and is not subject to “permitted nonconforming” use or structure classifications; all Improvements on the Real Property are in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects; and no part of any improvement on the Real Property encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property that encroach on any part of the Real Property.
               (c) With respect to the Real Property required to be set forth on Schedule 3.3.32(a), each lot abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such lot, is supplied with public or quasi-public utilities to the boundaries of the lot and other services appropriate for the operation of the Improvements, if any, located thereon and to the best of the Company’s and the Sellers’ knowledge no lot for a home is located within any flood plain or area subject to wetlands regulation or any similar restriction. All offsite easements required in connection with the development and subsequent construction of homes upon any lots within the Real Property have been obtained and paid for by the Company. With respect to all such Real Property, all water, sewer, electric and telephone facilities and all other utilities required for the normal use and operation of the residences constructed or to be constructed on the lots are installed within the streets or sidewalks of the lots and can be connected for use by the residences without charge except the normal and usual nondiscriminatory tap fees and utilities charges. With respect to the Real Property required to be set forth on Schedule 3.3.32(a), there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any lot or that would prevent or hinder the continued use of any lot as heretofore used in the conduct of the Company’s business.

               (d) For each parcel of Real Property required to be set forth on Schedule 3.3.32(a) that is subject to a recorded plat, Purchaser has been provided with a complete copy of such recorded plat. For each Real Property or Contract which constitutes an option to purchase Real Property that is not subject to a recorded plat, the Company and Sellers have no knowledge of (i) any notification from any Governmental or Regulatory Authority indicating that such tract or parcel is subject to any Law outside of the ordinary course of business, or not uniformly imposed on all similar properties within such Governmental or Regulatory Authority’s jurisdiction or (ii) any notification from any Governmental or Regulatory Authority indicating that any plans to develop such tract or parcel may not be approved or may be approved with less density than the current zoning designation Permits.
               (e) Schedule 3.3.32(e) contains a true, correct and complete list of all street addresses and legal descriptions of the Leased Real Estate. All Leased Real Estate is leased to the Company pursuant to written leases, complete and accurate copies of which have been previously delivered to Purchaser, and all of which are in full force and effect. Except as set forth in Schedule 3.3.32(e), the Company has not subleased any Leased Real Estate. The Leased Real Estate is not subject to any leases or tenancies of any kind, except for the Company’s leases. The Leased Real Estate constitutes all of the real property and Improvements leased by the Company.
               (f) To the best of the Company’s and the Sellers’ knowledge, the Leased Real Estate is not in possession of any adverse possessors, is used in a manner which is consistent and permitted by applicable zoning ordinances and other Laws without special use approvals or permits, are served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Company’s business, is in good condition and repair, and requires no work or Improvements to bring it into compliance with any applicable Law or to repair or maintenance the Improvements thereon. None of the utility companies serving any of the Leased Real Estate has threatened the Company with any reduction in service.
               (g) To the best of the Company’s and the Sellers’ knowledge; there are no challenges or appeals pending regarding the amount of the real estate Taxes on, or the assessed valuation of, the Leased Real Estate, and no special arrangements or agreements exist with any Governmental or Regulatory Authority with respect thereto. There are no condemnation proceedings pending or, to the best of the Company’s and Sellers’ knowledge, threatened with respect to any portion of the Leased Real Estate. There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to the best of the Company’s or Sellers’ knowledge, threatened with respect to any portion of the Leased Real Estate.
          3.3.33 Intellectual Property.
               (a) Schedule 3.3.33 sets forth a complete and accurate list of any and all U.S. and foreign copyright registrations, copyright applications, patents and patent applications, trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks included within the Intellectual Property, owned, licensed or otherwise used by the

Company (collectively, the “Company Intellectual Property”) and identifies each as owned, licensed or otherwise used.
               (b) Schedule 3.3.33 sets forth a complete and accurate list of all Proprietary Software and Software which is licensed, leased or otherwise used by the Company (other than “off-the-shelf” Software), and identifies which Software is owned, licensed, leased or otherwise used, as the case may be.
               (c) Schedule 3.3.33 sets forth a complete and accurate list of all Intellectual Property Licenses.
               (d) The Company is the owner of, or has exclusive rights to use, all of the Company Intellectual Property.
               (e) The conduct of the Company’s business and the exercise of its rights relating to the Company Intellectual Property does not infringe upon or otherwise violate the intellectual property rights of any Person.
               (f) To the best of the Company’s and the Sellers’ knowledge, no Person is infringing upon or otherwise violating any of the Company Intellectual Property.
               (g) The Company has not received notice of any claims, and, to the best of the Company’s or Sellers’ knowledge, there are no pending claims, of any Persons relating to the scope, ownership or use of any of the Company Intellectual Property.
               (h) The Company has not licensed or sublicensed its rights in any of the Company Intellectual Property or received or granted any such rights, other than pursuant to Intellectual Property Licenses.
               (i) All Proprietary Software was either developed by employees of the Company within the scope of their employment or by independent contractors who have assigned their right to the Company pursuant to written agreements.
          3.3.34 Product Liability. Each of the residential homes built and sold by the Company is, and at all times has been, in compliance in all material respects with all applicable Laws and is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in connection with the sale. There is no design defect or construction defect or common element defect with respect to any of such homes and there is no presence in any material respect of mold or existing water intrusion issues with respect to a home under construction or built and sold by the Company and the Company has not received any notice of same from any contractor, supplier, vendor, contract purchaser or owner of a home constructed by the Company. There are no claims, actions, suits, inquiries, proceedings or investigations pending or, to the best of the Company’s and the Sellers’ knowledge, threatened against the Company that any of such homes are defective or were improperly designed or constructed or improperly labeled or otherwise improperly described for use and there is no known basis for any of the foregoing. Each of the homes constructed, sold, and delivered by the Company has conformed in all material respects with all basic plans and specifications and applicable contractual commitments agreed to between the Company and the purchaser of such home, and the Company has no Liabilities for replacement thereof or other Damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Financial Statements, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.
          3.3.35 Commercial Bribery. None of the Company, Sellers, or, to the best of the Company’s and Sellers’ knowledge, any of the Company’s former or current officers, directors, employees, agents or representatives, has made, directly or indirectly, with respect to the business of the Company, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, neither Sellers nor the Company has directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to the Company’s employees and sales representatives with respect to such sales.
          3.3.36 No Omissions. The representations and warranties of the Company and each Seller in this Agreement, and all representations, warranties and statements of the Company and each Seller contained in any schedule, Financial Statement, exhibit, list, certificate or other document delivered pursuant hereto or in connection herewith, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading in any material respect.
          3.3.37 Brokers. None of the Company, the Sellers or any of their respective Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser, the Company or the Sellers for arranging the transactions contemplated hereby or introducing the parties to each other.
ARTICLE IV
RESERVED
ARTICLE V
CONDITIONS TO CLOSING
     5.1 Conditions to the Company’s and Sellers’ Obligations The obligation of the Company and Sellers to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing, upon the non-fulfillment of any of which, this Agreement may, at the Company’s or Sellers’ option, be terminated pursuant to and with the effect set forth in Article X:
          5.1.1 The representations and warranties made by Purchaser shall be true, correct and complete as if originally made on and as of the Closing.

          5.1.2 No lawsuit, proceeding or investigation shall have been commenced by any Governmental or Regulatory Authority on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated hereby.
          5.1.3 Any applicable waiting period that may have been required by any Governmental or Regulatory Authority to the consummation of the transactions contemplated hereby shall have expired or been terminated.
          5.1.4 Purchaser shall have delivered to Sellers all of the documents set forth in Section 6.2.
          5.1.5 The transactions contemplated by the Land Purchase Agreements shall be consummated simultaneously with the Closing.
     5.2 Conditions to Purchaser’s Obligations The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing, upon the non-fulfillment of any of which, this Agreement may, at Purchaser’s option, be terminated pursuant to and with the effect set forth in Article X:
          5.2.1 The representations and warranties made by the Company and/or the Sellers (i) in the case of such representations and warranties qualified by materiality, shall be true, correct and complete as if originally made on and as of the Closing and (ii) in the case of such representations and warranties not qualified by materiality, shall be true, correct and complete in all material respects as if originally made on and as of the Closing.
          5.2.2 All obligations of the Company and/or the Sellers to be performed hereunder through, and including on the date of, the Closing (including all obligations which Sellers would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been fully performed in all material respects.
          5.2.3 All of the Required Consents shall have been obtained. To the extent any Permits or Environmental Permits held by the Company are not assignable, Purchaser shall have either obtained licenses and permits on substantially the same terms as the Permits and Environmental Permits have been issued to the Company, or shall have obtained binding commitments from the applicable Governmental or Regulatory Authorities to issue such licenses and permits to Purchaser following the Closing.
          5.2.4 During the period from the date of this Agreement to the Closing, there shall not have occurred, and there shall not exist as of the Closing, any condition or fact which, individually or in the aggregate, has or reasonably may be expected to result in a Material Adverse Effect. Additionally, during the period from the date of this Agreement to the Closing, neither the Company nor any material portion of its assets shall have been materially and adversely affected by reason of any loss, condemnation, destruction or damage, whether or not insured against.
          5.2.5 No lawsuit, proceeding or investigation shall have been commenced by any Governmental or Regulatory Authority on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated hereby.

          5.2.6 Any applicable waiting period that may have been required by any Governmental or Regulatory Authority to the consummation of the transactions contemplated hereby shall have expired or been terminated.
          5.2.7 The transactions contemplated by the Land Purchase Agreement shall be consummated simultaneously with the Closing and the lot purchase and option agreements relating to the Brookfield and Providence subdivisions shall have been amended to Purchaser’s satisfaction.
          5.2.8 Purchaser and one or more of the Sellers have finalized and entered into purchase agreements as provided in Section 8.6.1.
          5.2.9 The Company and Sellers shall have delivered to Purchaser all of the documents set forth in Section 6.3.
ARTICLE VI
CLOSING
     6.1 Form of Documents At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VI. All documents which the Company or Sellers shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Sellers and Sellers’ counsel.
     6.2 Purchaser’s Deliveries Purchaser shall execute and/or deliver to Sellers all of the following:
          6.2.1 the Purchase Price;
          6.2.2 a certificate of the secretary of Purchaser certifying as true, correct and complete the following: (a) the incumbency and specimen signature of each officer of Purchaser executing this Agreement and any other document delivered hereunder on behalf of Purchaser; (b) a copy of Purchaser’s certificate of incorporation and bylaws; and (c) a copy of the resolutions of Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and any other documents delivered by Purchaser hereunder;
          6.2.3 a closing certificate executed by an executive officer of Purchaser, on behalf of Purchaser, pursuant to which Purchaser certifies to Sellers that: (a) Purchaser’s representations and warranties to Sellers are true, correct and complete as of the Closing as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue); (b) all covenants required by the terms hereof to be performed by Purchaser on or before the Closing, to the extent not waived by Sellers in writing, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed); and (c) all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser;

          6.2.4 the Employment Agreement to be entered into with each of Glenn Hartman and Pablo Reiter, and the Noncompetition Agreement to be entered into with each Seller, respectively, executed by a duly authorized officer of Purchaser;
          6.2.5 the Land Purchase Agreement and the Rex and Rex2 Amendments, duly executed by the Purchaser; and
          6.2.5 without limitation by specific enumeration of the foregoing, all other documents reasonably required from the Company and Sellers to consummate the transactions contemplated hereby.
     6.3 Company’s and Sellers’ Deliveries The Company and Sellers, as applicable, shall execute and/or deliver to Purchaser all of the following:
          6.3.1 certificates representing all outstanding Shares, duly endorsed in blank or with duly executed stock powers attached;
          6.3.2 physical possession of all records, tangible assets, licenses, policies, Contracts, plans, leases or other instruments owned by or pertaining to the Company which are in the possession of Sellers;
          6.3.3 the minute books and stock records of the Company;
          6.3.4 a certificate executed by each Seller, certifying that each Seller is not a person or entity subject to withholding under the Foreign Investment in Real Property Tax Act, as amended;
          6.3.5 the Land Purchase Agreement and the Rex and Rex2 Amendments, duly executed by the Sellers and Sellers’ Affiliates party thereto;
          6.3.6 copies of all of the Required Consents;
          6.3.7 a Seller Release, in a form of Exhibit E attached hereto, duly executed by each Seller and each Affiliate and Related Party identified on Schedule 3.3.24;
          6.3.8 the written resignations effective as of the Closing Date of such directors, officers and managers of the Company as requested by Purchaser to resign;
          6.3.9 certified copies of the Company’s articles of incorporation issued by the Secretary of State of the State of North Carolina
          6.3.10 certificates of good standing for each of the Company issued not earlier than ten days prior to the Closing, by the Secretaries of State of North Carolina.;
          6.3.11 a certificate of the secretary of the Company certifying as true, correct and complete the following: (a) the incumbency and specimen signature of each Seller and each officer of the Company executing this Agreement and any other document delivered hereunder on behalf of the Company or Sellers; (b) a copy of the bylaws of the Company; and (c) a copy of the resolutions of the Company’s board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and any other documents delivered by the Company hereunder;
          6.3.12 a closing certificate duly executed by the President of the Company, on behalf of the Company, and by each Seller, pursuant to which the Company and each Seller certifies to Purchaser that: (a) the Company’s and Sellers’ representations and warranties to Purchaser are as set forth in Section 5.2.1 of this Agreement (or if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue); (b) all covenants required by the terms hereof to be performed by either the Company and each Seller on or before the Closing, to the extent not waived in writing by Purchaser, have been so performed (or if any such covenant has not been so performed, indicating that such covenant has not been performed); and (c) all documents to be executed by the Company and each Seller and delivered at the Closing have been executed by duly authorized officers of the Company and by each Seller, as applicable;
          6.3.13 the Employment Agreement to be entered into with each of Glenn Hartman and Pablo Reiter, and the Noncompetition Agreement to be entered into with each Seller, respectively, and each duly executed by Richard Weale, Glenn Hartman and Pablo Reiter, respectively;
          6.3.14 the written opinions of Satisky & Silverstein, L.L.P., counsel to the Company and the Sellers, dated as of the Closing Date, in substantially the form of Exhibit F attached hereto; and
          6.3.15 without limitation by specific enumeration of the foregoing, all other documents reasonably required from Purchaser to consummate the transactions contemplated hereby and including all documents referred to in the Disclosure Schedule.
ARTICLE VII
POST-CLOSING AGREEMENTS
     7.1 Post-Closing Agreements From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VII.
     7.2 Inspection of Records Each Seller shall make his or her books and records (including work papers in the possession of his accountants) with respect to his or her investment in the Company available for inspection by Purchaser, or by Purchaser’s duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven year period after the Closing Date, with respect to all transactions of the Company occurring prior to the Closing, and the historical financial condition, assets, Liabilities, operations and cash flows of the Company. Purchaser shall cause the Company to make its books and records with respect to tax matters available for inspection by Sellers or by Sellers’ duly authorized representatives for reasonable business purposes at all reasonable times during business hours, for a seven year period after the Closing Date. As used in this Section 7.2, the right of inspection includes the right to make extracts or copies.

     7.3 Use of Trademarks Each Seller shall not use, and shall not license or permit any third party to use, any name, slogan, logo or trademark which is deceptively similar to any of the names or trademarks used in connection with the business of the Company. Promptly and in any event within 10 business days following the Closing, Sellers shall cause Capitol Homes of Triangle LLC to change its corporate name to exclude any reference to “Capitol Homes” and Sellers shall not, and shall cause their respective Affiliates not to, use the name “Capitol Homes” or any derivation thereof for the conduct of business following the Closing.
     7.4 Payments of Accounts Receivable In the event any Seller shall receive any instruments of payment of any of the Accounts Receivable, such Seller shall forthwith deliver such instruments to the Company or Purchaser, endorsed where necessary, without recourse, in favor of the Company or Purchaser.
     7.5 Third Party Claims The parties hereon shall cooperate with each other with respect to the defense of any Third Party Claims subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article IX, provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.
     7.6 Further Assurances The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.
     7.7 Right of First Offer.
     (a) Right of First Offer. Sellers agree that during the period from the Closing Date to the third anniversary of the Closing Date (the “Right of First Offer Period”), Sellers shall not, and Sellers shall cause any Affiliate not to, offer to sell or sell any Covered Properties without first offering such Covered Properties for sale to Purchaser pursuant to the procedures described below (the “Right of First Offer”). Notwithstanding the foregoing, neither Sellers nor the Affiliate shall be required to offer any Covered Properties to Purchaser hereunder if such Covered Properties (i) are being transferred to another Affiliate or to any other Seller, or (ii) if such Covered Properties are those presently under contract with Bill Clark Homes of Raleigh, LLC, a description of which is set forth in Schedule 7.7. For the purposes of this Section 7.7, “Covered Properties” means (i) any for sale Developed Lots or Undeveloped Lots that are developed by Sellers or any Affiliate of Sellers in those tracts of property identified as Cleveland Springs Subdivision, Phases 2, 3, and 4, as shown in Book of Maps 3055 Page 950, Book of Maps 2826 Page 190, and Book of Maps 2826 Page 192, all in the Johnston County, North Carolina Register of Deeds Office (“Cleveland Springs”), and (ii) any for sale Developed Lots that are developed by Sellers or any Affiliate of Sellers in that tract of property identified as Lot 1, Glenwood Station West, as shown in Book of Maps 2006, Page 71, Wake County, North Carolina Register of Deeds Office (“Glenwood Station”), whether for attached or detached housing (and any for sale of such Glenwood Station property in its entirety in raw undeveloped form for a purchase price of $4.1 million or less). In the event that a Seller or an Affiliate of Seller is developing a mixed use project, only the lots included therein that would constitute Covered Properties as defined above shall be deemed Covered Properties.

     (b) Offer. Prior to offering for sale any Covered Properties, the Sellers shall (or the Sellers shall cause the Affiliate to) provide written notice to Purchaser describing such Covered Properties (the “Offered Properties”) and stating the lot prices, the number of lots to be sold, and other material terms at which the Sellers (or the Affiliate) offers to sell the Offered Properties to Purchaser (the “Offer”). Notwithstanding anything to the contrary herein, (i) the lot prices offered to Purchaser in the Offer for Developed Lots in Cleveland Springs shall be $43,000.00 per lot plus (a) the actual cost of sewer tap fees per lot previously paid (currently $2,400.00 per lot),(b) from the date of Closing, a 2% escalator applied semiannually on each December 31 and June 30 following the Closing,(c) the actual cost of any new governmental fees not in existence on the date of Closing, and (d) any increases in excess of 4% per annum in any of the catagories of expense set forth on Schedule 7.7 above the budgeted amounts therefore set forth on Schedule 7.7; (ii) the lot prices offered to Purchaser in the Offer for Undeveloped Lots in Cleveland Springs shall be $23,000.00 per lot plus (a) the actual cost of sewer tap fees per lot previously paid (currently $2,400.00) per lot, (b) from the date of Closing, a 2% escalator applied semiannually on each December 31 and June 30 following the Closing, and (c) reimbursement for the actual costs of Improvements associated with the Undeveloped Lots; (iii) the lot prices offered to Purchaser in the Offer for any for sale Developed Lots in Glenwood Station shall be $55,000.00 per lot plus (a) from the date of Closing, a 2% escalator applied semiannually on each December 31 and June 30 following the Closing, (b) the actual cost of any new governmental fees not in existence on the day of Closing and (c) any increases in excess of 4% per annum in any of the categories of expense set forth on Schedule 7.7 above the budgeted amounts therefore set forth on Schedule 7.7. Sellers further agree that, prior to the termination of the Right of First Offer Period, they will have (or caused the Affiliate to have) presented an Offer to Purchaser for all the Cleveland Springs property, either as Developed Lots or Undeveloped Lots in accordance with the terms and provisions herein.
     (c) Evaluation Notice. Within ten (10) days following receipt of the Initial Offer, Purchaser shall notify Sellers in writing whether or not Purchaser intends to evaluate the Offered Properties (an “Evaluation Notice”). If the Evaluation Notice indicates that Purchaser does not wish to evaluate the Offered Properties or if Purchaser fails to deliver an Evaluation Notice to Sellers within such ten (10) day period, Sellers (or the Affiliate) shall be free to negotiate and conclude a sale, as specified in the Offer, of the Offered Properties with other Persons for a period of one (1) year following receipt by the Purchaser of the Offer. If the Evaluation Notice is received by Sellers within such ten (10) day period and it indicates that Purchaser wishes to evaluate the Offered Properties, then for thirty (30) days following receipt by Sellers of the Evaluation Notice, Purchaser shall have the right to evaluate the Offered Properties (the “Evaluation Period”) and the remainder of this Section 7.7 shall apply.
     (d) Certain Information. During the first ten (10) days of the Evaluation Period, Sellers shall, or shall cause the Affiliate to, promptly provide Purchaser with such documents and information concerning the Offered Properties as Purchaser shall reasonably request to the extent such documents and information are possessed by or reasonably available (without cost or expense) to Sellers and the Affiliate. The type of information to be provided shall include the square footage minimums applicable to such lots and other restrictions (including deed restrictions, if applicable) relating to such lots. Neither the Sellers nor any Affiliate makes or shall be deemed to make any representation or warranty as to the accuracy or completeness of such documents and information, provided that this will not prevent disclosure to Purchaser to the extent that such disclosure is required by law or court order.
     (e) Acceptance; Rejection; Matching. Prior to the end of the Evaluation Period, Purchaser shall either accept or reject the Offer. If Purchaser accepts the Offer, Sellers and Purchaser shall, and Sellers shall cause the Affiliate to conclude the sale of such Offered Properties on the terms contained in the Offer. If Purchaser rejects the Offer, Sellers (or the Affiliate) shall be free to negotiate with, and sell, as specified in the Offer, the Offered Properties to other Persons; provided, that: (i) Sellers may not (or Sellers shall cause the Affiliate not to) accept any offer to purchase the Offered Properties from any other Person during the Right of First Offer Period without first re-offering the Offered Properties on the same terms to Purchaser if the other offer contains a closing sales price for the Offered Properties that is less than the closing sales price contained in the Offer, or contains terms that in the aggregate are materially less favorable to Sellers (or the Affiliate). For this purpose, if the price contained in either the Offer or in the other offer is payable over time in whole or in part (the “financed portion”), then the present value of the financed portion shall be calculated using an 8% discount rate, and such present value shall be deemed to be included in the “price” for comparison purposes; and (ii) Sellers shall be required to give (or Sellers shall cause the Affiliate to give) to Purchaser ten (10) days to match any offer described in Section 7.7 (e)(i) above.
     (f) Reoffer in Certain Circumstance. Subject to the terms of Section 7.7(g), Sellers shall be required to (and shall cause the Affiliate to) offer Purchaser another Evaluation Period in accordance with this Section 7.7 with respect to any Offered Properties which the Sellers or an Affiliate, as the case may be, is continuing to offer for sale if such Offered Properties have not been sold by the later of one (1) year after the expiration of (i) the previous Evaluation Period with respect to such Offered Properties or (ii) if applicable, to such Offered Properties, the ten (10) day match period described in Section 7.7(e)(ii).
     (g) Termination of Right of First Offer. In the event of a breach or default by Purchaser under (i) an agreement for purchase and sale for any of the Offered Properties or (ii) any obligations or restrictions imposed by the documents of conveyance of any Offered Properties to Purchaser (the Offered Properties described in (i) or (ii) being the “Subject Offered Properties”) and such breach or default is not cured within any applicable cure period provided in the applicable agreement or document and after any notice required by any such agreement or document has been given, the provisions of this Section 7.7 shall automatically terminate and be of no further force and effect with respect to all Subject Offered Properties and with respect to all other Covered Properties located in the project(s) in which the Subject Offered Properties are located.
     (h) No Obligation to Sell. It is understood that except for the provisions of the last sentence of Section 7.7(b) above, neither Sellers nor any Affiliate has an obligation to market or sell any Covered Properties (provided that the foregoing shall not relieve the Sellers from complying with this Section 7.7 if they decide to offer for sale any Covered Properties) or to accept any offer made by Purchaser.

ARTICLE VIII
OTHER AGREEMENTS
     8.1 Confidentiality Each of the parties hereto hereby agrees to keep the existence and terms of this Agreement (except to the extent contemplated hereby), and such information or knowledge obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is or becomes generally known to the public and did not become so known through any violation of Law, or a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality of the disclosing party or any other party with respect to such information, (c) is later lawfully acquired by such party without confidentiality restrictions from other sources not bound by applicable confidentiality restrictions, (d) is required to be disclosed under applicable Law or the rules of the Securities and Exchange Commission or any stock exchange, (e) is required to be disclosed to satisfy a condition of this Agreement and (f) is required to be disclosed by order of court or Governmental or Regulatory Authority with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or seek a protective order and take any other available action) or in connection with any lawsuit or arbitration proceeding between the parties hereto (and in such event only to the extent such disclosure is required).
     8.2 Publicity Except as otherwise required by Law or the rules of the Securities and Exchange Commission or any stock exchange, press releases and other publicity concerning this transaction shall be made only with the prior agreement of Sellers and Purchaser (and in any event, the parties shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).
     8.3 Certain Tax Matters 8.3.1 The Company and Sellers shall be liable for, duly prepare, or cause to be prepared, file, or cause to be filed, and pay on a timely basis, all tax returns for the Company for any taxable year or period ending on or before the Closing Date. The Company and Sellers shall provide such tax returns to Purchaser for review at least 30 days prior to the applicable due date (including extensions where applicable) and shall make such changes to the tax returns as may be reasonably requested by Purchaser. No Seller shall file any amended tax returns with respect to the Company without the prior written consent of Purchaser.
          8.3.2 Purchaser shall have the right to control any audit or examination of the Company’s Taxes by any Governmental or Regulatory Authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes (collectively with any audits or examinations, “Tax Proceedings”) for all taxable periods of the Company. Notwithstanding the above, the Sellers shall have the absolute right (but not the duty) to participate in and approve any Tax Proceedings with respect to taxable periods for which the Sellers are charged with the payment of the Company’s Taxes, and to employ counsel, at their own expense, separate from the counsel employed by Purchaser. Purchaser and Sellers shall cooperate in the defense or prosecution of any Tax Proceeding. Purchaser and Sellers agree to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental or Regulatory Authority. The Sellers shall execute or cause to be executed any powers of attorney or other documents reasonably requested by Purchaser to enable Purchaser to take any and all actions it reasonably needs to take with respect to any Tax Proceedings.
     8.4 Employee Matters Purchaser will use its commercially reasonable efforts to retain all of the Company’s employees at their current compensation levels or better. The Company and each Seller will use their best efforts to retain, and will assist Purchaser’s efforts to retain, as may be reasonably requested by Purchaser, key employees of the Company, and/or to find suitable replacements in the event of the termination of employment of any such key employees. At the Closing, Purchaser will enter into Employment Agreements and Noncompetition Agreements with each of Glenn Hartman and Pablo Reiter, respectively, and a Noncompetition Agreement with Richard Weale. All consulting, management or other services agreements and arrangements between each of Richard Weale, Inc., PR Consulting Inc. and D&H Consulting Inc., respectively, and the Company, and the office expense and rental sharing arrangements arrangements between each of Rex Development LLC and Rex2 Development LLC,respectively, and the Company, each shall be terminated effective as of the Closing Date and the Company shall not be required to make any payments to or bear any costs, expenses or liabilities of in connection therewith, it being agreed that following the Closing Richard Weale shall be engaged as a consultant to the Company for a minimum period of 90 days, thereafter automatically renewable for consecutive monthly periods until terminated by either party upon not less than 30 days’ notice to the other party, and providing for consulting services to the Company upon request of the Company for not less than 20 hours per week at a rate of $85.00 per hour .
     8.5 Personal Guarantees Purchaser shall either (a) at Closing assume the personal guarantees previously made by any Seller with respect to any Assumed Institutional Debt, as such guarantees are set forth on Schedule 8.5, to the extent that any guaranteed parties thereunder consent to the substitution of Purchaser thereunder or (b) indemnify and hold harmless such Seller on account of any such personal guarantees, to the extent that any guaranteed parties thereunder do not consent to the substitution of Purchaser thereunder.
     8.6 Entry into Further Agreements Simultaneously with the execution and delivery of this Agreement, Purchaser and one or more of the Sellers (or their Affiliates) shall enter into (i) a Land Purchase Agreement in the form of Exhibit C attached hereto (the “Land Purchase Agreement”)for the Undeveloped Lots described therein , at a purchase price of Four Million Four Hundred three Thousand one hundred Thirty Dollars ($4,403,130.00, and (ii) amendments to the Purchase and Sale of Subdivision Lots and Option Agreements with Rex Development LLC and Rex2 Development LLC with respect to the residential building lots located at the Massey Preserve Subdivision and the Cleveland Springs Subdivision, each in form and substance satisfactory to Sellers and Purchaser (the “Rex and Rex 2 Amendments”) .

ARTICLE IX
INDEMNIFICATION
     9.1 The Company’s and Sellers’ Indemnification Obligations Subject to the provisions of this Section 9.1 and Sections 9.4, 9.5, 9.6, and 9.7, each of the Sellers severally (in accordance with such Seller’s respective percentage allocation as set forth in Schedule 2.2.1), shall indemnify, save and keep each Purchaser Indemnitee harmless against and from all Damages sustained or incurred by any Purchaser Indemnitee, as a result of, or arising out of or by virtue of:
          9.1.1 any inaccuracy in or breach of any representation and warranty made by the Company or Sellers to Purchaser herein or in any certificate or closing document delivered to Purchaser in connection herewith (it being understood that such representations and warranties are made on and as of the Closing);
          9.1.2 the material breach by the Company or Sellers of, or material failure of the Company or Sellers to comply with, any of the covenants or obligations under this Agreement to be performed by the Company or Sellers (including their obligations under this Article IX); or
          9.1.3 Taxes which are unpaid as of the Closing Date and which are imposed on the Company with respect to (a) any taxable period ending on or before the Closing Date, or (b) the pre-Closing portion of any taxable period which begins before, and ends after, the Closing Date, to the extent the liability for such Taxes exceeds the accrual for Taxes contained on the Company’s Estimated Closing Date Balance Sheet.
     Notwithstanding anything to the contrary contained herein, the Company’s obligations (but not Sellers’ obligations) to indemnify Purchaser under this Section 9.1 shall terminate at the Closing.
     9.2 Purchaser’s Indemnification Obligations Purchaser shall indemnify, save and keep each Seller Indemnitee harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of, or arising out of or by virtue of:
          9.2.1 any inaccuracy in or breach of any representation and warranty made by Purchaser to Sellers herein, in the Disclosure Schedule or in any certificate or closing document delivered to Sellers in connection herewith; or
          9.2.2 any material breach by Purchaser of, or material failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser (including without limitation its obligations under this Article IX).
     9.3 Cooperation Subject to the provisions of Section 9.4, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim. Any party seeking indemnification pursuant to the provisions of this Article IX in respect of any breach of representation and warranty shall give notice in writing to the Indemnifying Party on or before the applicable time periods specified in Section 9.6.1 (except in the case of any Unlimited Claims.

     9.4 Third Party Claims Promptly after the receipt of written or verbal notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:
          9.4.1 the defense of a Third Party Claim is so tendered and within 30 days thereafter such tender is accepted without qualification by the Indemnifying Party; or
          9.4.2 within 30 days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 9.4, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this Article IX in writing to the Indemnified Party and accept the defense thereof;
then, except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. In all other cases, the Indemnified Party shall have the sole right, at the Indemnifying Party’s expense, to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the Third Party Claim as herein provided. ,The Indemnifying Party shall not be entitled, or shall lose its right, as applicable, to contest, defend, litigate and settle a Third Party Claim if (a) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnifying Party and the Indemnified Party, (b) the Indemnifying Party shall fail to diligently contest the Third Party Claim, (c) such Third Party Claim involves remedies or disputes other than claims for monetary damages, or (d) such Third Party Claim or the resolution thereof could impair ongoing business relationships with any material customer, supplier, any Governmental or Regulatory Authority, or any other Person doing business with the Indemnified Party or any of its Affiliates. Notwithstanding the foregoing, Sellers shall be provided a reasonable opportunity to investigate, respond to and effect repairs and other cures in relation to construction warranty claims so long as Sellers shall pursue such matters promptly and in a commercially reasonable manner. So long as the Indemnifying Party is entitled and has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that (i) at least ten days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party, (ii) such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from such Third Party Claim, (iii) such settlement does not impose any obligations of any kind upon the

Indemnified Party and (iv) such settlement does not otherwise impair ongoing business relationships with any material customer, supplier, any Governmental or Regulatory Authority, or any other Person doing business with the Indemnified Party or any of its Affiliates. All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article IX shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 9.4, or if, in accordance with the foregoing, the Indemnifying Party shall not be entitled or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable. If, pursuant to this Section 9.4, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.
     9.5 No Contribution. Each Seller hereby waives any right to contribution or any similar rights it may have against the Company arising out of such Seller’s agreement to indemnify Purchaser pursuant to this Article IX.
     9.6 Survival of Representations and Warranties; Limitations
          9.6.1 Subject to further provisions of this Section 9.6, the representations and warranties of the Company and the Sellers contained in Article III and the representations and warranties of Purchaser contained in Article III shall survive the Closing Date until March 31, 2008, and any Claim for indemnity in respect of such representations ad warranties(except for Unlimited Claims) must be made within this time period. For Unlimited Claims (as defined below), the survival date shall be the date on which the applicable statute of limitations would bar such Claims. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable law.
          9.6.2 The provisions for indemnity from the Sellers under Section 9.1.1 shall be effective only when the aggregate amount of all Damages for which indemnification is sought, either for a particular claim, a series of related claims or otherwise, exceeds $50,000 (the “Basket”), in which case the Purchaser Indemnitees shall be entitled to indemnification of the Purchaser Indemnitees’ aggregate Damages under this Section in excess of the amount of the Basket. Notwithstanding the foregoing, the Basket shall not apply to claims arising from the breach of Sections (a) 3.3.1 (Organization, Existence and Good Standing), (b) 3.3.3 (Power and Authority), (c) 3.3.4 (Enforceability), (d) 3.3.8 (Subsidiaries and Affiliates), (e) 3.3.11 (Capitalization and title to Shares), (f) 3.3.20 (Taxes), (g) 3.3.26 (Employee Benefit Plans), or

(h) 3.3.31 (Environmental Matters) (collectively, the claims in clauses (a)-(h) of this sub-Section are “Unlimited Claims”). The indemnification obligations of the Sellers shall not exceed the aggregate amount of (x) $2,000,000 in respect of all Damages (other than Damages arising from any Unlimited Claims) plus the right of the Purchaser to offset up to an additional $2,000,000 of Earnout Amounts otherwise due and payable hereunder and (y) the Purchase Price, in respect of the Unlimited Claims (together, the limitations in clauses (x) and (y) of this sub-Section constitute the “Liability Cap”). The indemnification obligations of the Sellers hereunder shall be several, and limited to each such Seller’s respective percentage allocation, as set forth in Schedule 2.2.1, of the Liability Cap.
          9.6.3 The provisions for indemnity from the Purchasers under Section 9.2.1 shall be effective only when the aggregate amount of all Damages for which indemnification is sought, either for a particular claim, a series of related claims or otherwise, exceeds the Basket, in which case the Seller Indemnitees shall be entitled to indemnification of the Seller Indemnitees’ aggregate Damages under this Section, excluding the amount of the Basket. The indemnification obligations of the Purchaser (excluding claims arising from a breach of (a) Section 3.2.1, (b) Section 3.2.2, (c) Section 3.2.3, (d) Article II and (e) monetary obligations as set forth in this Agreement) shall not exceed the Liability Cap.
     9.7 Set-off
          9.7.1 Without limiting any other rights or remedies available to Purchaser, but at all times subject to the Basket and Liability Cap, to the extent applicable, , Purchaser may set-off and recoup any Damages to which any Purchaser Indemnitee may be entitled to be reimbursed pursuant to this Article IX against the Holdback, the Earnout Amounts and any other amount to which each Seller may be entitled to under this Agreement, provided Sellers are given written notice of the factual basis for such set-off and fifteen (15) days to dispute such claim. The good faith exercise of such right of set-off by Purchaser will not constitute a breach of this Agreement. Subject to the Basket, the Liability Cap, and consistent with any other applicable terms and provisions of this Agreement, if the Holdback and any Earnout Amounts then due are insufficient to set-off any Damages any Purchaser Indemnitee may be entitled to, Purchaser may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Damages. All set-offs and recoupments against the Holdback and any Earnout Amounts shall be treated as adjustments to the Purchase Price. In the event Purchaser exercises set-off rights with respect to a disputed claim, at Sellers’ request Purchaser shall enter into reasonable arrangements to cause such disputed property to be held in a third party escrow during the period of the dispute, and any amounts reserved, whether or not requested to be so held in escrow, shall not be included in determining the amount of the Holdback for purposes of the Maximum Holdback and release provisions in Section 2.2.4.

ARTICLE X
MISCELLANEOUS
     10.1 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first Business Day following receipt. All notices shall be addressed as follows:
If to Sellers, the Seller Representative or (prior to the Closing) the Company:
Capitol Homes, Inc.
5200 Capital Blvd.
Raleigh, North Carolina 27616
Attention: Pablo Reiter
Fax: (919) 870-1015
with a copy to:
Pablo Reiter
2216 Mountain High Road
Wake Forest, NC 27587
(919) 562-7096
and
Satisky & Silverstein L.L.P.
900 Ridgefield Drive, Suite 250
Raleigh, North Carolina 27609
Attention: Howard P. Satisky, Esq.
Fax: (919) 790 1560
If to Purchaser:
Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, Fifth Floor
Reston, Virginia 20190
Attention: Chief Financial Officer
Fax: (703) 760-1520
with a copy to:
Comstock Homebuilding Companies, Inc.

11465 Sunset Hills Road, Fifth Floor
Reston, Virginia 20190
Attention: General Counsel
Fax: (703) 760-1520
and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.1.
     10.2 Expenses; Transfer Taxes. Sellers shall bear all fees and expenses incurred by the Company and themselves in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses. At the Closing, to the extent the Company pays or becomes liable with respect to any transaction expenses of the Company or any Seller, the Purchase Price will be reduced dollar-for dollar to the extent of such expenses incurred by the Company. Purchaser shall bear all fees and expenses incurred by Purchaser in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses. Sellers shall pay the cost of all sales, use, stamp, documentary, excise and transfer Taxes which may be payable in connection with the transactions contemplated hereby.
     10.3 Entire Agreement. This Agreement, together with the instruments and other documents to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Without limiting the generality of the preceding sentence, the letter of intent entered into as of November 29, 2005, between Purchaser, and each of the Sellers, is hereby expressly superseded and of no further force or effect. Each exhibit, schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.
     10.4 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.
     10.5 Counterparts. This Agreement may be executed in multiple counterparts and by facsimile, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     10.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.
     10.7 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the Commonwealth of Virginia applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Virginia.
     10.8 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement, including third party beneficiary rights.
     10.9 Assignability. This Agreement shall not be assignable by the Company or Sellers without the prior written consent of Purchaser. Purchaser may assign its rights under this Agreement to an Affiliate or a wholly-owned subsidiary of Purchaser, provided however Purchaser shall remain liable for all the obligations of Purchaser pursuant to this Agreement.
     10.10 Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.
     10.11 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO TO THE EXTENT ALLOWED BY LAW WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.
     11.12 Good-Faith Negotiations. If after the Closing any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representative of each party. If the parties are unable to resolve the dispute between them within 20 business days (or such period as the parties shall otherwise agree) through these face-to-face negotiations, any party may initiate mediation of the controversy or claim in accordance with the then current CPR Mediation Procedure, such mediation to be held in Raleigh, North Carolina. If the dispute has not been resolved pursuant to such mediation procedure within 30 business days of the initiation of such procedure, or if the parties will not participate in mediation, any party shall be entitled to seek whatever legal or equitable remedies that may be available to such party consistent with the terms and provisions of this Agreement
     10.12 Consent to Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Virginia. The parties hereto each agree to the exclusive jurisdiction of any Federal court within the city of Raleigh, North Carolina, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 11.1, and service so made shall be deemed to be completed when received. The parties hereto each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law.
     10.13 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.
     10.14 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
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     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement on the date first above written.

PURCHASER:

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:
Name:
Title:

THE COMPANY:

CAPITOL HOMES, INC.

By:
Name:
Title:

SELLERS:
RICHARD WEALE
GLENN HARTMAN
PABLO REITER